SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated September 1, 2018 between
DISTILLATE CAPITAL PARTNERS LLC
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Distillate U.S. Fundamental Stability & Value ETF	$25,000	0.030% on the first $250,000,000 0.025% on the next $250,000,000 0.020% on net assets in excess of $500,000,000
Distillate International Fundamental Stability & Value ETF	$12,500	0.040% on the first $250,000,000 0.035% on the next $250,000,000 0.030% on net assets in excess of $500,000,000
Distillate Small Cap Quality & Value ETF	$20,000	0.030% on the first $250,000,000 0.025% on the next $250,000,000 0.020% on amounts over $500,000,000

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of July 22, 2022.

DISTILLATE CAPITAL PARTNERS LLC By: /s/ Thomas M. Cole Name: Thomas M. Cole Title: Chief Executive Officer
VIDENT INVESTMENT ADVISORY, LLC By: /s/ Amrita Nandakumar Name: Amrita Nandakumar Title: President
ETF SERIES SOLUTIONS By: /s/ Isabella K. Zoller Name: Isabella K. Zoller Title: Secretary